EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Acusphere, Inc. Reports Q2 2008

Financial Results and Business Highlights

WATERTOWN, Mass., August 11, 2008 — Acusphere, Inc. (NASDAQ: ACUS) today reported financial results for the second quarter ended June 30, 2008 and commented on its financial results and business highlights.

Major Accomplishments

•                  Submitted New Drug Application (NDA) to the U.S. Food & Drug Administration for its lead product candidate, Imagify™ (Perflubutane Polymer Microspheres) for Injectable Suspension.

•                  Announced FDA acceptance of NDA, with expected target action date under the Prescription Drug User Fee Act (PDUFA) of February 28, 2009.

•                  Amended agreement with Nycomed to receive up to $750,000 in payments associated with qualification of commercial manufacturing plant in Tewksbury; such payments to be credited against Nycomed’s first product purchases of Imagify.

•                  Amended intellectual property agreements to shift a portion of the payments due in 2008 to beyond the PDUFA date in 2009.

•                  Successfully completed production of process validation batches.

Business Priorities

Acusphere’s key current priorities are:

•                  Continuing Company financing and partnership discussions for Imagify

The Company continues to support the Marketing Authorization Application (MAA) submission in Europe by Nycomed, its European partner, which remains planned for the second half of 2008.  Process validation batches were completed at the Tewksbury facility.  Preparations continue for the FDA pre-approval inspection which the Company believes will occur by early 2009.

On July 28, 2008, Acusphere announced a series of cost-cutting measures including a reduction in force of 24 employees or 24% of total Company employees, senior management team salary reductions and termination of consultants and contractors that altogether are expected to save $4.1 million on an annualized basis, or about $2.4 million between now and the PDUFA date. When the intellectual property payment deferrals and advance from Nycomed are included, estimated cost savings are expected to be approximately $6.4 million through the PDUFA date. Acusphere expects to recognize a one-time charge associated with the reduction in force in the third quarter of 2008 of approximately $300,000.

Sherri C. Oberg, President and CEO of Acusphere, said, “Today we are completely focused on pushing ahead with the FDA review, and hopefully its approval, of Imagify. We were pleased by the acceptance of our NDA, and we are moving ahead as quickly as possible in concert with the FDA’s regulatory review process. We remain confident about the market opportunity for Imagify in detecting coronary artery disease, which remains the leading cause of death in the United States.”

She added, “On the financial side, we are focused on our goal of conserving our cash between now and the PDUFA date.  We believe as we approach the PDUFA date that our options for strategic partnerships as well as other financial alternatives will yield greater value for our shareholders. We believe the FDA’s acceptance of Imagify for review, along with other steps we have taken to prudently manage our operations while the review is ongoing, signal improved long-term prospects for Acusphere.”

Financial Results

The Company’s financial results for the three and six months ended June 30, 2008, are summarized in the accompanying table and detailed in Acusphere’s quarterly report on Form 10-Q filed with the U.S. Securities and Exchange Commission today.

The Company recognized $0.9 million in collaboration revenue during the second quarter of 2008. These revenues were recognized in connection with its agreement with Nycomed for European marketing rights for the Company’s lead product candidate, Imagify, and for the collaboration agreement associated with the licensing of its Hydrophobic Drug Delivery System (HDDS) to Cephalon, Inc. in the first quarter of 2008. As of June 30, 2008, the Company had $13.1 million in deferred revenue.

Operating expenses of $11.6 million for the second quarter of 2008 were lower than the $14.2 million in the comparable period last year.  They were also lower than the $13.9 million in the immediately preceding quarter of this year.  The decrease primarily reflects lower expenses in the 2008 second quarter for salaries and contract services positively impacting both research and development as well as general and administrative expense. Operating expenses in the second quarters of 2008 and 2007 include non-cash expenses of $3.1 million and $3.2 million, respectively for depreciation, amortization and stock options. Total cash in the second quarter of 2008 declined $12.7 million, compared to a decline of $11.4 million in the preceding quarter this year excluding the $10.0 million Cephalon licensing fee for the oncology applications of the Company’s hydrophobic drug technology AI-850.

The net loss after dividends for the second quarter of 2008 was $11.6 million, or $0.25 per common share, versus a net loss of $15.2 million, or $0.38 per common share, in the prior year period.

As of June 30, 2008, the Company’s balance sheet included approximately $33.4 million in total assets, comprised primarily of $12.0 million in cash and short-term investments and $18.3 million in property and equipment, net of accumulated depreciation.

On July 28, 2008, the Company revised downward the guidance for 2008 quarterly cash utilization to $8-$9 million per quarter.  The submission and acceptance of the NDA and completion of many activities supporting these milestones, as well as the reduction in staff, senior management team salary reductions and termination of certain contractors and consultants, in combination with the previously announced patent payment deferrals and manufacturing cost reimbursements contributed toward the lower cash burn guidance. Based upon this guidance, the Company believes its currently available funds should carry it well into but not beyond the fourth quarter of this year.  The Company continues its evaluation of funding alternatives.

The Company has also requested and received a hearing before the Nasdaq Listing Qualifications Panel scheduled for the first half of September 2008, staying the previously announced potential delisting of its Common Shares from the Nasdaq Global Market pending the issuance of a decision by the Panel. In addition to the minimum bid price deficiency described above, as of June 30, 2008, Acusphere no longer meets the minimum stockholders’ equity requirement for continued listing on The NASDAQ Global Market.  The Company also plans to address issues related to the minimum stockholders’ equity issue at the hearing before the Nasdaq Listing Qualifications Panel.

About Acusphere, Inc.

Acusphere (NASDAQ: ACUS) is a specialty pharmaceutical company that develops new drugs and improved formulations of existing drugs using its proprietary microsphere technology. We are focused on developing proprietary drugs that can offer significant benefits such as improved safety and efficacy, increased patient compliance, greater ease of use, expanded indications or reduced cost. Our lead product candidate, ImagifyTM (Perflubutane Polymer Microspheres) for Injectable Suspension, is a cardiovascular drug for the detection of coronary artery disease, the leading cause of death in the United States, for which a New Drug Application (NDA) was submitted to the U.S. Food & Drug Administration (FDA) in April 2008. Imagify is designed to enable ultrasound to compete more effectively with nuclear stress testing, the leading procedure for detecting coronary artery disease. It is estimated that more than 10 million procedures are done each year in the U.S. to detect coronary artery disease, the leading cause of death in the United States. The Company estimates that the potential annual U.S. market opportunity for Imagify exceeds $2 billion. Imagify and the

Company’s other product candidates were created using proprietary technology that enables Acusphere to control the porosity and size of nanoparticles and microspheres in a versatile manner that allows them to be customized to address the delivery needs of a variety of drugs. For more information about Acusphere visit the Company’s web site at www.acusphere.com. “Acusphere” and “Imagify” are trademarks of Acusphere, Inc.

Glossary of Terms:

MAA: Marketing Authorization Application seeking European regulatory approval to market and sell a new drug such as Imagify.

NDA: New Drug Application seeking U.S. regulatory approval to market and sell a new drug such as Imagify.

HDDS: Hydrophobic Drug Delivery System is Acusphere’s patented technology designed to allow intravenous delivery of many drugs that are not easily soluble in water.

Forward-looking Statements

The above press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, including statements regarding the Company’s financial guidance for 2008, the efficacy, safety and tolerability of Imagify, the NDA and MAA submission for Imagify and likelihood of regulatory approval, the commercial opportunity for Imagify, manufacturing qualification, the commercial opportunity for other product candidate and other business development efforts, including partnership discussions. There can be no assurance that regulatory authorities will accept the Company’s MAA for Imagify or that Imagify will be approved for the indication the Company is seeking, or at all. There can be no assurance that partnership discussions will result in an agreement. The Company’s Q2 2008 interim financial statements, as discussed in this release, are preliminary and unaudited, and subject to adjustment. The Company’s actual results may differ materially from those anticipated in these forward-looking statements based upon a number of factors, including anticipated operating losses and existing capital obligations, uncertainties associated with research, development, testing and related regulatory approvals, including uncertainties regarding regulatory evaluation of the Company’s statistical analysis plan and clinical trial results and uncertainties regarding the potential effects of not achieving clinical endpoints, limited time to date for the Company to review the details of the clinical trial results, future capital needs and uncertainty of additional financing, uncertainties regarding the cost, timing and ultimate success of the qualification of the Company’s commercial manufacturing facility in accordance with applicable regulatory requirements, complex manufacturing, high quality requirements, lack of commercial manufacturing experience, dependence on third-party manufacturers, suppliers and collaborators, uncertainties associated with intellectual property, competition, loss of key personnel, uncertainties associated with market acceptance and adequacy of reimbursement, technological change and government regulation, and other risks and challenges detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including the Company’s Annual

Report on Form 10-K for the year ended December 31, 2007 and its Form 10-Q for the quarter ended June 30, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events.

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ACUSPHERE, INC.
FINANCIAL HIGHLIGHTS
— In Thousands (except per share data) —

CONDENSED CONSOLIDATED OPERATING RESULTS

	(Unaudited) Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Revenue	$854	$667	$1,521	$1,333
Operating expenses:
Research and development	8,966	10,854	19,707	20,842
General and administrative	2,652	3,357	5,824	6,577
Total operating expenses	11,618	14,211	25,531	27,419
Interest and other income/(expense), net	(290)	(3)	(526)	184
Loss on extinguishment of debt	—	(1,146)	—	(1,146)
Change in valuation of derivative – income/(expense)	—	41	—	(119)
Net loss	$(11,054)	$(14,652)	$(24,536)	$(27,167)
Dividends on preferred stock	(528)	(561)	(1,056)	(1,154)
Net loss available to common stockholders	$(11,582)	$(15,213)	$(25,592)	$(28,321)

Net loss per common share — basic and diluted	$(0.25)	$(0.38)	$(0.55)	$(0.73)
Weighted-average shares outstanding — basic and diluted	46,652	39,908	46,577	39,010

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

	June 30, 2008	December 31, 2007

Cash and short-term investments	$11,981	$26,102
Current assets	13,724	27,367
Total assets	33,362	52,020
Current portion of long-term obligations	10,603	8,556
Current portion of deferred revenue	4,083	4,667
Other current liabilities	6,451	5.603
Long-term obligations, net of current portion	3,984	9,454
Long-term portion of deferred revenue	9,063	—
Stockholders’ (deficit)/equity	(822)	23,740

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Contact:
Lawrence A. Gyenes, Chief Financial Officer	Investors:
617-648-8800	Tel: (617) 925-3444
Email: IR@acusphere.com
Acusphere, Inc.